EXHIBIT 99.2
ENSTAR GROUP LIMITED
(FORMERLY CASTLEWOOD HOLDINGS LIMITED)
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Enstar Group Limited, or Enstar, and Inter-Ocean Holdings Ltd., or Inter-Ocean, and have been prepared to illustrate the effects of the acquisition of all of the outstanding share capital of Inter-Ocean by Oceania Holdings Ltd., a wholly-owned subsidiary of Enstar, or Oceania, which was completed on February 23, 2007. The following data is presented as if the acquisition was completed as of December 31, 2006 for the unaudited pro forma condensed combined financial statements. The unaudited condensed combined pro forma financial information (i) is based on the cash payment by Enstar of approximately $57 million to the former shareholders of Inter-Ocean and (ii) reflects the purchase of Inter-Ocean under the purchase method of accounting and represents a current estimate of the financial information based on available information from Enstar and Inter-Ocean.
     The pro forma information includes adjustments to record the assets and liabilities of Inter-Ocean at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed. To the extent there are significant changes to Inter-Ocean’s business, the assumptions and estimates herein could change significantly. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible operating efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the transaction been in effect during the period indicated or that may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, including the related notes, of Enstar covering the twelve-month period ended December 31, 2006 included in Enstar's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is included in Enstar's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 16, 2007 as well as the historical financial statements of Inter-Ocean included elsewhere in this current report.

ENSTAR GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of December 31, 2006
(Expressed in thousands of U.S dollars)

	Enstar Group	Inter-Ocean	Adjustment		Combined
	Limited	Holdings Limited	Entries
Assets
Total investments	$747,529	$393,398	$		$1,140,927
Cash and cash equivalents	450,817	21,286	(30,879	)(a)	441,224
Restricted cash and cash equivalents	62,746	24,227			86,973
Reinsurance balances receivable	408,142	218,142			626,284
Other assets	105,018	45,794			150,812

Total Assets	$1,774,252	$702,847	$(30,879)		$2,446,220

Liabilities
Loss and loss adjustment expense provisions	$1,214,419	$452,366	$(2,208	)(a)	$1,664,577
Reinsurance balances payable	62,831	179,782			242,613
Accounts payable and accrued labilities	29,191	248			29,439
Loans Payable	62,148		26,625	(a)	88,773
Other liabilities	31,533				31,533

	1,400,122	632,396	24,417		2,056,935

Minority Interest	55,520	0			55,520
Members’ Equity
Share capital — ordinary shares	19	13	(13	)(a)	19
Additional paid-in capital	111,371	31,814	(31,814	)(a)	111,371
Accumulated other comprehensive income	4,565	(48)	48	(a)	4,565
Retained earnings	202,655	38,672	(38,672	)(a)
			15,155	(a)	217,810

	318,610	70,451	(55,296)		333,765

Total Liabilities & Members Equity	$1,774,252	$702,847	$(30,879)		$2,446,220

Note a
To record the acquisition of Inter-Ocean by Enstar Group Limited using the purchase method of accounting. A summary of the adjustments is as follows:
Purchase price	$57,201
Direct costs of acquisitions	303

Total purchase price (cash of $30,879 and loans payable of $26,625)	57,504
Net assets acquired at fair value	72,659

Excess of net assets over purchase price (negative goodwill)	$(15,155)

ENSTAR GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF EARNINGS
for the year ended December 31, 2006
(Expressed in thousands of U.S. dollars)

	Enstar Group	Inter-Ocean	Adjustment
	Limited	Holdings Limited	Entries		Combined
INCOME
Consulting fee	$33,908	$324	$(750	)a	$33,482
Net investment income and net realized gains	48,001	26,185			74,186

	81,909	26,509	(750)		107,668

EXPENSES
Net reduction in loss and loss adjustment expense liabilities	(31,927)	0			(31,927)
Salaries and benefits	40,121	800			40,921
General and administrative expenses	18,878	3,875	(750	)a	22,003
Interest expense	1,989	23,016			25,005
Foreign exchange gain	(10,832)	(9)			(10,841)

	18,229	27,682	(750)		45,161

EARNINGS BEFORE INCOME TAXES, SHARE OF NET EARNINGS OF PARTLY-OWNED COMPANY, AND MINORITY INTEREST	63,680	(1,173)			62,507

INCOME TAXES	318				318

SHARE OF NET EARNINGS OF PARTLY-OWNED COMPANY	518				518

MINORITY INTEREST	(13,208)				(13,208)

NET EARNINGS	$51,308	$(1,173)	$—		$50,135

Basic earnings per share	$2,756.72				$2,693.69
Diluted earnings per share	$2,720.76				$2,658.55

Weighted average shares outstanding — basic	18,612				18,612
Weighted average shares outstanding — diluted	18,858				18,858
Note a
Represents the elimination of the annual management fee charged by the Enstar Group Limited to Inter-Ocean Holdings Ltd.